EXHIBIT 99.1

Vanguard Reports Fourth Quarter and Year-end Results

NASHVILLE, TN – September 22, 2008 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the fourth quarter and fiscal year ended June 30, 2008.

Total revenues for the quarter ended June 30, 2008 were $716.6 million, an increase of $65.5 million or 10.1% from the prior year quarter. Patient service revenues increased $54.3 million from the prior year quarter. Health plan premium revenues increased $11.2 million from the prior year quarter. The quarter over quarter increase in patient service revenues was attributable to a 2.5% increase in hospital adjusted discharges from continuing operations and a 5.2% increase in patient revenue per adjusted hospital discharge from continuing operations during the current year quarter compared to the prior year quarter. Vanguard’s payer mix remained relatively stable quarter over quarter.

Vanguard reported a loss from continuing operations of $0.8 million for the current year quarter compared to a $6.2 million loss from continuing operations during the prior year quarter. Salaries and benefits as a percentage of total revenues increased to 42.0% during the current year quarter compared to 41.7% during the prior year quarter. Hospital-employed full time equivalents increased 4.0% quarter over quarter due to our efforts to reduce contract nursing utilization and to continue building the infrastructure for our clinical quality and physician recruitment initiatives. Supplies as a percentage of total revenues decreased from 16.6% during the prior year quarter to 15.5% during the current year quarter primarily as a result of the significant progress we made in implementing certain of our supply chain initiatives. Provision for doubtful accounts as a percentage of patient service revenues was slightly lower quarter over quarter, but provision for doubtful accounts combined with charity care expense as a percentage of patient service revenues was slightly higher quarter over quarter. Self-pay discharges from continuing operations as a percentage of total discharges from continuing operations decreased to 3.4% during the current year quarter compared to 3.7% during the prior year quarter.

During the current year quarter, Vanguard’s net loss was $0.8 million compared to a $9.6 million net loss during the prior year quarter. The lower net loss during the current year quarter was primarily due to the previously discussed quarter over quarter growth in total revenues.

Adjusted EBITDA for the quarter ended June 30, 2008 was $66.3 million, a 13.9% increase compared to the prior year quarter. A reconciliation of Adjusted EBITDA to net loss as determined in accordance with generally accepted accounting principles for the quarters ended June 30, 2007 and 2008 is included in the attached supplemental financial information.

The consolidated operating results for the current year quarter reflect a 2.4% increase in discharges from continuing operations and a 2.5% increase in hospital adjusted discharges from continuing operations compared to the prior year quarter. While demand for higher acuity services and elective procedures in the markets we serve remains weak, we have begun to develop and implement multiple initiatives that will expand our opportunities to attract patients needing these services. Emergency room visits from continuing operations increased 1.5% quarter over quarter, outpatient surgeries from continuing operations decreased 2.4% quarter over quarter and inpatient surgeries from continuing operations increased 0.3% quarter over quarter.

Total revenues for the year ended June 30, 2008 were $2,790.7 million, an increase of $210.0 million or 8.1% from the prior year period. Patient service revenues and health plan premium revenues increased $161.2 million and $48.8 million, respectively, from the prior year period. Total revenues during the current year period were positively impacted by a 2.0% increase in hospital adjusted discharges from continuing operations and a 4.4% increase in patient revenue per hospital adjusted discharge from continuing operations compared to the prior year period.

Vanguard reported a loss from continuing operations of $0.4 million during the current year period compared to $113.6 million loss from continuing operations during the prior year period. The prior year period loss from continuing operations is primarily attributable to the $123.8 million ($110.5 million, net of tax benefit) impairment charge recorded during December 2006 to write down goodwill related to Vanguard’s Chicago hospitals to fair value as previously disclosed. Net loss for the current year period was $0.7 million compared to a net loss of $132.7 million during the prior year period.

Adjusted EBITDA was $266.4 million for the current year period, an increase of $21.4 million or 8.7% from the prior year period. A reconciliation of Adjusted EBITDA to net loss as determined in accordance with generally accepted accounting principles for the years ended June 30, 2007 and 2008 is included in the attached supplemental financial information.

The consolidated operating results for the current year period reflect a 1.7% increase in discharges from continuing operations and a 2.0% increase in hospital adjusted discharges from continuing operations compared to the prior year period. Emergency room visits from continuing operations increased 2.7% period over period. Outpatient surgeries from continuing operations decreased 4.3% period over period, while inpatient surgeries from continuing operations increased 0.8% period over period.

Cash flows from operating activities were $173.1 million for the current year period, an increase of $49.8 million from the prior year period.  The increase was primarily attributable to improved operating results and more efficient working capital management during the current year period compared to the prior year period. Cash used in investing activities increased to $143.8 million during the current year period compared to $118.5 million during the prior year period. The increase was primarily due to proceeds from the sale of the California hospitals that positively impacted cash used in investing activities during the prior year period and our inability, due to global credit conditions, to liquidate $26.3 million of investments in student loan-backed auction rate securities during the current year period. Capital expenditures decreased by $42.7 million during the current year period compared to the prior year period primarily due to the completion of our significant expansion projects in Phoenix and San Antonio during the prior year period.

“We continue to gradually build momentum from our investments in clinical quality and service line initiatives,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer. “While much work remains to be done to become the provider of choice in all of the communities we serve, we believe our success to date and continued diligence in carrying out our market-driven strategies will benefit our long-term competitive position. We now look forward to meeting the challenges and seizing the opportunities that lie ahead of us in our fiscal year 2009 including strengthening the base of primary care and specialty physicians that serve our hospitals, preparing for pay for performance reimbursement and engaging all our stakeholders on our core focus of improving patient care.”

Vanguard will host a conference call for investors at 11:00 am EDT on September 23, 2008. All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on “Fourth Quarter Webcast” or at http://visualwebcaster.com/event.asp?id=51014. If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com.  To access the replay, click on Fourth Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 15 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas; and Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities Vanguard serves.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended June 30,

	2007		2008

Patient service revenues	$545.8	83.8%	$600.1	83.7%
Premium revenues	105.3	16.2	116.5	16.3

Total revenues	651.1	100.0	716.6	100.0

Costs and expenses:
Salaries and benefits (includes stock compensation of $0.5 and $0.6, respectively)	271.4	41.7	301.1	42.0
Supplies	108.4	16.6	111.3	15.5
Medical claims expense	76.7	11.8	85.3	11.9
Provision for doubtful accounts	45.7	7.0	49.4	6.9
Purchased services	32.3	4.9	37.8	5.3
Rents and leases	9.6	1.5	11.1	1.5
Other operating expenses	49.3	7.6	54.9	7.7
Depreciation and amortization	32.3	5.0	34.2	4.8
Interest, net	31.2	4.8	28.7	4.0
Other	1.6	0.2	1.9	0.3

Total costs and expenses	658.5	101.1	715.7	99.9

Income (loss) from continuing operations before income taxes	(7.4)	(1.1)	0.9	0.1
Income tax expense (benefit)	(1.2)	(0.2)	1.7	0.2

Loss from continuing operations	(6.2)	(0.9)	(0.8)	(0.1)
Loss from discontinued operations, net of taxes	(3.4)	(0.5)	–	0.0

Net loss	$(9.6)	(1.4)%	$(0.8)	(0.1)%

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Operations
(In millions)

	Year ended June 30,

	2007		2008

Patient service revenues	$2,179.3	84.4%	$2,340.5	83.9%
Premium revenues	401.4	15.6	450.2	16.1

Total revenues	2,580.7	100.0	2,790.7	100.0

Costs and expenses:
Salaries and benefits (includes stock compensation of $1.2 and $2.5, respectively)	1,067.9	41.4	1,152.7	41.3
Supplies	421.8	16.3	434.5	15.5
Medical claims expense	297.0	11.5	328.2	11.8
Provision for doubtful accounts	175.2	6.8	205.6	7.4
Purchased services	141.2	5.5	149.5	5.3
Rents and leases	37.4	1.5	41.8	1.5
Other operating expenses	196.4	7.6	214.5	7.7
Depreciation and amortization	118.6	4.6	131.0	4.7
Interest, net	123.8	4.8	122.1	4.4
Impairment loss	123.8	4.8	–	0.0
Other	2.8	0.1	9.5	0.3

Total costs and expenses	2,705.9	104.9	2,789.4	99.9

Income (loss) from continuing operations before income taxes	(125.2)	(4.9)	1.3	0.1
Income tax expense (benefit)	(11.6)	(0.5)	1.7	0.1

Loss from continuing operations	(113.6)	(4.4)	(0.4)	(0.0)
Loss from discontinued operations, net of taxes	(19.1)	(0.7)	(0.3)	(0.0)

Net loss	$(132.7)	(5.1)%	$(0.7)	(0.0)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Loss
(In millions)

	Three months ended June 30,		Year ended June 30,

	2007	2008	2007	2008

Net loss	$(9.6)	$(0.8)	$(132.7)	$(0.7)
Interest, net	31.2	28.7	123.8	122.1
Income tax expense (benefit)	(1.2)	1.7	(11.6)	1.7
Depreciation and amortization	32.3	34.2	118.6	131.0
Minority interests	0.6	0.7	2.6	3.0
Loss (gain) on disposal of assets	(0.2)	0.1	(4.1)	0.9
Equity method income	(0.1)	(0.2)	(0.9)	(0.7)
Stock compensation	0.5	0.6	1.2	2.5
Monitoring fees and expenses	1.3	1.3	5.2	6.3
Impairment loss	–	–	123.8	–
Discontinued operations, net of taxes	3.4	–	19.1	0.3

Adjusted EBITDA (a)	$58.2	$66.3	$245.0	$266.4

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, impairment loss and discontinued operations, net of taxes.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Balance Sheets
(In millions)

	June 30, 2007	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$120.1	$141.6
Restricted cash	6.2	2.1
Marketable securities	–	26.3
Accounts receivable, net of allowance for uncollectible accounts of approximately $113.2 and $117.7 at June 30, 2007 and 2008, respectively	287.3	300.4
Inventories	46.8	49.2
Prepaid expenses and other current assets	64.4	80.3

Total current assets	524.8	599.9

Property, plant and equipment, net of accumulated depreciation	1,186.6	1,174.0
Goodwill	689.2	689.2
Intangible assets, net of accumulated amortization	68.0	61.4
Investments in and advances to affiliates	7.3	6.0
Other assets	62.2	51.8

Total assets	$2,538.1	$2,582.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144.1	$162.8
Accrued salaries and benefits	75.0	97.4
Accrued health claims	61.4	51.1
Accrued interest	13.4	13.2
Other accrued expenses and current liabilities	66.5	49.6
Current maturities of long-term debt	8.0	8.0

Total current liabilities	368.4	382.1
Minority interests in equity of consolidated entities	9.3	9.1
Other liabilities	82.3	97.0
Long-term debt, less current maturities	1,520.7	1,529.5
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	644.6	647.1
Accumulated other comprehensive income	–	2.8
Retained deficit	(87.2)	(85.3)

Total liabilities and stockholders’ equity	$2,538.1	$2,582.3

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year ended June 30,

	2007	2008

Operating activities:
Net loss	$(132.7)	$(0.7)
Adjustments to reconcile net loss to net cash from operating activities:
Loss from discontinued operations	19.1	0.3
Depreciation and amortization	118.6	131.0
Provision for doubtful accounts	175.2	205.6
Deferred income taxes	(12.7)	(2.2)
Amortization of loan costs	4.5	4.9
Accretion of principal on senior discount notes	17.5	19.5
Loss (gain) on disposal of assets	(4.1)	0.9
Stock compensation	1.2	2.5
Impairment loss	123.8	–
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(204.0)	(223.6)
Inventories	(1.9)	(4.1)
Prepaid expenses and other current assets	(30.0)	(19.7)
Accounts payable	7.4	19.9
Accrued expenses and other liabilities	37.8	37.3

Net cash provided by operating activities – continuing operations	119.7	171.6
Net cash provided by operating activities – discontinued operations	3.6	1.5

Net cash provided by operating activities	123.3	173.1

Investing activities:
Acquisitions	(0.2)	(0.2)
Capital expenditures	(164.3)	(121.6)
Proceeds from asset dispositions	9.5	0.4
Purchases of marketable securities	(120.0)	(90.0)
Sales of marketable securities	120.0	63.7
Other	2.0	1.1

Net cash used in investing activities – continuing operations	(153.0)	(146.6)
Net cash provided by investing activities – discontinued operations	34.5	2.8

Net cash used in investing activities	(118.5)	(143.8)

Financing activities:
Payments of long-term debt and capital leases	(8.0)	(7.8)
Payments to retire common stock and equity incentive units	(0.5)	(0.2)
Proceeds from the exercise of stock options	0.2	0.2

Net cash used in financing activities	(8.3)	(7.8)

Net increase (decrease) in cash and cash equivalents	(3.5)	21.5
Cash and cash equivalents, beginning of period	123.6	120.1

Cash and cash equivalents, end of period	$120.1	$141.6

Net cash paid for interest	$107.8	$99.1

Net cash paid for income taxes	$0.9	$1.3

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended June 30,

	2007	2008	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,143	4,181
Discharges	41,497	42,497	2.4%
Adjusted discharges-hospitals	66,524	68,210	2.5%
Average length of stay	4.31	4.26	(1.2)%
Patient days	179,006	181,176	1.2%
Adjusted patient days-hospitals	286,966	290,797	1.3%
Patient revenue per adjusted discharge-hospitals	$7,794	$8,202	5.2%
Inpatient surgeries	9,744	9,771	0.3%
Outpatient surgeries	19,271	18,804	(2.4)%
Emergency room visits	142,987	145,084	1.5%

Charity care as a percent of patient
service revenues	3.6%	4.0%

Provision for doubtful accounts as a percent
of patient service revenues	8.4%	8.2%

Net patient revenue payer mix:
Medicare	27.2%	26.5%
Medicaid	7.0%	7.3%
Managed Medicare	13.3%	14.0%
Managed Medicaid	7.6%	7.4%
Managed care	33.1%	35.3%
Commercial	1.3%	1.2%
Self-pay	10.5%	8.3%

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Year ended June 30,

	2007	2008	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,143	4,181
Discharges	166,873	169,668	1.7%
Adjusted discharges-hospitals	264,698	270,076	2.0%
Average length of stay	4.33	4.33	0.0%
Patient days	721,832	734,838	1.8%
Adjusted patient days-hospitals	1,144,989	1,169,710	2.2%
Patient revenue per adjusted discharge-hospitals	$7,766	$8,110	4.4%
Inpatient surgeries	37,227	37,538	0.8%
Outpatient surgeries	76,606	73,339	(4.3)%
Emergency room visits	572,946	588,491	2.7%

Charity care as a percent of patient
service revenues	4.0%	3.7%

Provision for doubtful accounts as a percent
of patient service revenues	8.0%	8.8%

Net patient revenue payer mix:
Medicare	26.4%	26.2%
Medicaid	8.6%	7.6%
Managed Medicare	12.8%	14.0%
Managed Medicaid	7.5%	7.5%
Managed care	32.0%	35.0%
Commercial	3.0%	1.1%
Self-pay	9.7%	8.6%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131